HALE AND DORR LLP

                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 o fax 617-526-5000

                                                          Pamela J. Wilson
                                                           617-526-6371
                                                   pamela.wilson@haledorr.com





                                                            February 26, 1999


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Attention:  Office of Filings, Information & Consumer Services

         Re: Form N-1A Filing for the Wright Managed Blue Chip Series Trust (the "Registrant")
                  Post-Effective Amendment No. 7 (1933 Act File No. 33-61314) Amendment No. 8 (1940 Act File No. 811-7654) (the
                  "Amendment") on behalf of its series (the "funds")

                           Wright Selected Blue Chip Portfolio
                           Wright International Blue Chip Portfolio
                           Catholic Values Equity Investment Portfolio

Ladies and Gentlemen:

       On behalf of the above-referenced trust, transmitted herewith pursuant to
(1) the Securities Act of 1993, as amended and Rules 472 and 485(a)(1) thereunder, (2) the Investment Company Act of 1940, as amended, and the rules promulgated pursuant to Section 8(b) thereunder, (3) the General Instructions to Form N-1A, and (4) Rules 101 and 102 under Regulation S-T, is the amendment, including the funds' prospectuses and statements of additional information ("SAI") and exhibits. The amendment contains conformed signature pages, and the manually signed originals of these pages are maintained at the office of the trust.

         The amendment is filed pursuant to Rule 485(a) because it has been revised to conform to the 1998 amendments to Form N-1A. Because the funds' prospectuses have been revised in their entirety, they are not marked. The SAIs have been marked to show changes from the SAI contained in post-effective amendment no. 5 transmitted electronically to the Securities and Exchange Commission (the "Commission") on April 29, 1998 (Accession No. 0000715165-98-000017) for Wright Selected Blue Chip Portfolio and Wright International Blue Chip Portfolio, (the "Blue Chip funds") and post-effective amendment no. 6 transmitted electronically to the Commission on June 25, 1998 (Accession No. 0000715165-98-000023) for Catholic Values Equity Investment Portfolio (the "Catholic Values fund").

         The amendment will become effective April 30, 1999. The trust will file a post-effective amendment pursuant to Rule 485(b), which will also go effective on April 30, 1999, for the purpose of providing updated financial information for the fund.

         The funds are the funding vehicles for variable annuity contracts and variable life insurance policies offered or to be offered by one or more insurance companies. As a consolidated prospectus for two funds, the Blue Chip funds' prospectus presented special organization and layout problems that would not affect a single fund prospectus. To solve these problems, the prospectus disclosure follows a slightly different sequence from the order of disclosure specified in Items 1 and 2 of amended Form N-1A. The design and layout of this prospectus and the Catholic Values fund's prospectus conform to those of the prospectuses of the other mutual funds in the Wright complex. These other prospectuses are being filed with the Commission on or about February 28, 1999 and will offer the shares of multiple Wright funds.

         Amended Form N-1A requires the risk/return summary provided in Item 2 to immediately follow the cover page and table of contents of a mutual fund prospectus. The disclosure in a prospectus's risk/return summary generally must appear in the order specified in Item 2 and may not include additional disclosure not described in these items. The Item 3 expense table need not be included in the funds' prospectuses because the funds' shares are offered exclusively to insurance company separate accounts.

         The table of contents in each prospectus is on the inside cover page. Immediately below the table of contents is a section entitled "How to Use this Prospectus" that provides a brief explanation of each of the icons and related disclosure appearing in each fund's risk/return summary. We believe that this information serves the same purpose as the table of contents--to help investors navigate and understand the organization of the prospectus. It leads readers and does not impede their progress into the funds' risk/return summaries. The next item is the standard legend for funds sold through banks, which would normally appear later in the risk/return summaries. The legend is located here because, in a multi-fund prospectus, putting the legend up front avoids the need to repeat it in the risk/return summary of each individual fund.

         On page 1 of the Catholic Values fund's prospectus, which is opposite the table of contents, there appears disclosure about the fund's policy of investing only in companies whose activities are consistent with the core values of the Catholic Church. There is also information about the fund's Catholic Advisory Board, which oversees compliance with these values. The fund's ethical investing policy and advisory board are the factors which most distinguish it from other mutual funds. These factors also have a strong bearing on who may want to invest in the fund, which is permissible risk/return summary disclosure under Item 2 of Form N-1A. Therefore, it is appropriate to give this disclosure priority and locate it in the overview section on page 1 of the fund's prospectus.

         It takes two pages per fund to cover all the fund-specific items required to be in each fund's risk/return summary. The two page fund spread format facilitates comparison among the funds offered in the prospectuses and with competing funds because it is possible to see all fund-specific disclosure for each fund at the same time. Because page 1 is opposite the table of contents on the inside cover, page 1 cannot be used for a two page fund spread. However, it is an ideal location for, and reduces the need to repeat, items in the risk/return summary that apply to multiple funds.

         Disclosure about the funds' adviser is not expressly permitted in, and is not ordinarily supposed to precede, a risk/return summary. However, in the multi-fund prospectuses of the other Wright funds, if this disclosure cannot be presented on page 1, it must be moved either to the front cover or to the back half of the prospectus. It is not desirable either to clutter the cover with adviser information or to make investors wait until page 20 (in the prospectus for the Wright Managed Blue Chip Investment funds) to find out about the adviser they are hiring when they buy fund shares. To avoid distracting attention from the risk/return summary disclosure in the subsequent two page fund spreads, we kept the adviser disclosure on page 1 very brief.

         The fund's adviser uses a proprietary data base and Approved Wright Investment Lists in selecting investments for all of the Wright equity funds, including the Blue Chip funds and the Catholic Values fund. Disclosing this part of Wright's investment strategy on page 1 provides a context for understanding the additional investment strategy disclosure (and avoids repetition of the same information) in each individual equity fund's two page risk/return summary.

         In addition, page 1 of the Blue Chip funds' prospectus discloses other information about the adviser's investment process that is common to both funds, including explanations of fundamental analysis and bottom-up investing. In this prospectus, the Catholic Values fund prospectus and other Wright fund prospectuses, page 1 also describes the adviser's investment committee and two important risks--market risk and management risk--that apply to all of the funds in the prospectuses. This overview disclosure helps to provide a context for and to avoid repetition in the risk/return summaries of the individual funds.

         The prospectuses of the Catholic Values fund and the Blue Chip funds offer only one or two funds. Nevertheless, we believe that investors will benefit if the disclosure in the other Wright multi-fund prospectuses about the investment adviser, its proprietary data base, its Approved Wright Investment Lists, its equity investment style and the risks common to all the funds also appear in the same location in the funds' prospectuses.

         Instruction C.3(c)(ii) to Form N-1A provides that multiple fund prospectuses may depart from the sequencing requirements of Items 2 and 3 "as necessary to present the required information clearly and effectively (although the order of information required by each Item must remain the same)." The instruction gives examples of acceptable layouts and says that "other presentations would also be acceptable if they are consistent with the Form's intent to disclose the information required by Items 2 and 3 in a standard order at the beginning of the prospectus." Instruction C.1.(d) to Form N-1A states that the Commission should administer the form's prospectus disclosure requirements "in a way that will allow variances in disclosure or presentation if appropriate for the circumstances involved while remaining consistent with the objectives of Form N-1A."

         We believe that our method of organizing the funds' prospectuses produces clearer, more inviting and less repetitive disclosure than if the prospectuses followed the exact sequence of disclosure in Item 2 of Form N-1A. The organization of the prospectuses enhances, rather than impedes, comparisons with other funds and makes it easier to find fund-specific information. Accordingly, the trust respectfully requests that the staff of the Commission allow such variances in presentation as are necessary for the funds to use the proposed forms of prospectuses.

         If you have any questions concerning the foregoing or the enclosed, please contact the undersigned at (617) 526-6371 or Elaine Hartnett at (617) 526-6531.

                                                        Very truly yours,




                                                         Pamela J. Wilson

PJW:laf
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